Exhibit 2.1












                           AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


                              CUC INTERNATIONAL INC.

                                       AND

                                 HFS INCORPORATED


                             DATED AS OF MAY 27, 1997

                                TABLE OF CONTENTS

                                                                    PAGE

                                    ARTICLE I

                                    THE MERGER

         SECTION 1.1.   The Merger..................................   2
         SECTION 1.2.   Closing.....................................   2
         SECTION 1.3.   Effective Time..............................   2
         SECTION 1.4.   Effects of the Merger.......................   2
         SECTION 1.5.   Certificate of Incorporation and By-laws....   2
         SECTION 1.6.   Boards, Committees and Officers.............   3
         SECTION 1.7.   Name of the Surviving Corporation...........   3
         SECTION 1.8.   Reservation of Right to Revise
                        Transaction.................................   4

                                    ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS;
                             EXCHANGE OF CERTIFICATES

         SECTION 2.1.   Effect on Capital Stock.....................   4
         SECTION 2.2.   Exchange of Certificates....................   5
         SECTION 2.3.   Certain Adjustments.........................  10

                                   ARTICLE III
                          REPRESENTATIONS AND WARRANTIES

         SECTION 3.1.   Representations and Warranties of HFS.......  11
                        (a)  Organization, Standing and
                             Corporate Power........................  11
                        (b)  Subsidiaries...........................  12
                        (c)  Capital Structure......................  12
                        (d)  Authority; Noncontravention............  14
                        (e)  SEC Documents; Undisclosed
                             Liabilities............................  16
                        (f)  Information Supplied...................  16
                        (g)  Absence of Certain Changes or Events...  17
                        (h)  Compliance with Applicable Laws;
                             Litigation.............................  18
                        (i)  Absence of Changes in Benefit Plans....  19
                        (j)  ERISA Compliance.......................  20
                        (k)  Taxes..................................  22
                        (l)  Voting Requirements....................  23
                        (m)  State Takeover Statutes................  23
                        (n)  Accounting Matters.....................  24








                          PAGE





                        (o)  Brokers................................  24
                        (p)  Opinion of Financial Advisor...........  24
                        (q)  Ownership of CUC Common Stock..........  24
                        (r)  Intellectual Property..................  25
                        (s)  Certain Contracts......................  25
         SECTION 3.2.   Representations and Warranties of CUC.......  26
                        (a)  Organization, Standing and Corporate
                             Power..................................  26
                        (b)  Subsidiaries...........................  27
                        (c)  Capital Structure......................  27
                        (d)  Authority; Noncontravention............  29
                        (e)  SEC Documents; Undisclosed
                             Liabilities............................  30
                        (f)  Information Supplied...................  31
                        (g)  Absence of Certain Changes or Events...  32
                        (h)  Compliance with Applicable Laws;
                             Litigation.............................  33
                        (i)  Absence of Changes in Benefit Plans....  34
                        (j)  ERISA Compliance.......................  34
                        (k)  Taxes..................................  37
                        (l)  Voting Requirements....................  38
                        (m)  State Takeover Statutes................  38
                        (n)  Accounting Matters.....................  39
                        (o)  Brokers................................  39
                        (p)  Opinion of Financial Advisor...........  39
                        (q)  Ownership of HFS Common Stock..........  39
                        (r)  Intellectual Property..................  40
                        (s)  Certain Contracts......................  40

                                    ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1.   Conduct of Business........................   41
         SECTION 4.2.   No Solicitation by HFS.....................   48
         SECTION 4.3.   No Solicitation by CUC.....................   51

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1.   Preparation of the Form S-4 and the Joint
                        Proxy Statement; Stockholders Meetings.....   54
         SECTION 5.2.   Letters of HFS's Accountants...............   56
         SECTION 5.3.   Letters of CUC's Accountants...............   56
         SECTION 5.4.   Access to Information; Confidentiality.....   57
         SECTION 5.5.   Best Efforts...............................   57









                         PAGE





         SECTION 5.6.   Stock Options..............................   58
         SECTION 5.7.   HFS Stock Plans and Certain
                        Employee Matters...........................   60
         SECTION 5.8.   Indemnification, Exculpation and
                        Insurance..................................   61
         SECTION 5.9.   Fees and Expenses..........................   62
         SECTION 5.10.  Public Announcements.......................   63
         SECTION 5.11.  Affiliates.................................   64
         SECTION 5.12.  NYSE Listing...............................   64
         SECTION 5.13.  Stockholder Litigation.....................   65
         SECTION 5.14.  Tax Treatment..............................   65
         SECTION 5.15.  Pooling of Interests.......................   65
         SECTION 5.16.  Standstill Agreements; Confidentiality
                        Agreement..................................   65
         SECTION 5.17.  Company Officers; Employment Contracts;
                        Equity Awards..............................   65
         SECTION 5.18.  Post-Merger Operations.....................   67
         SECTION 5.19.  Conveyance Taxes...........................   67
         SECTION 5.20.  HFS Convertible Notes......................   67
         SECTION 5.21.  Transition Planning........................   68

                                    ARTICLE VI
                               CONDITIONS PRECEDENT

         SECTION 6.1.   Conditions to Each Party's Obligation to
                        Effect the Merger..........................   68
         SECTION 6.2.   Conditions to Obligations of CUC...........   70
         SECTION 6.3.   Conditions to Obligations of HFS...........   71
         SECTION 6.4.   Frustration of Closing
                        Conditions.................................   73

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1.   Termination................................   73
         SECTION 7.2.   Effect of Termination......................   75
         SECTION 7.3.   Amendment..................................   75
         SECTION 7.4.   Extension; Waiver..........................   75
         SECTION 7.5.   Procedure for Termination, Amendment,
                        Extension or Waiver........................   75


















                                                                     PAGE



                                   ARTICLE VIII

                                GENERAL PROVISIONS

         SECTION 8.1.   Nonsurvival of Representations and
                        Warranties.................................   76
         SECTION 8.2.   Notices....................................   76
         SECTION 8.3.   Definitions................................   77
         SECTION 8.4.   Interpretation.............................   78
         SECTION 8.5.   Counterparts...............................   79
         SECTION 8.6.   Entire Agreement; No Third-Party
                        Beneficiaries..............................   79
         SECTION 8.7.   Governing Law..............................   79
         SECTION 8.8.   Assignment.................................   79
         SECTION 8.9.   Consent to Jurisdiction....................   79
         SECTION 8.10.  Headings...................................   80
         SECTION 8.11.  Severability...............................   80


         Exhibit A-1    Certificate of Incorporation of Surviving
                        Corporation
         Exhibit A-2    Amended and Restated By-laws of the Surviving
                        Corporation
         Exhibit B      Corporate Governance of Surviving Corporation
                        Following the Effective Time
         Exhibit C      Form of Affiliate Letter
         Exhibit D      CUC Tax Representations
         Exhibit E      HFS Tax Representations



































                   AGREEMENT AND PLAN OF MERGER dated as of May 27, 1997, between CUC INTERNATIONAL INC., a Delaware corporation ("CUC"), and HFS INCORPORATED, a Delaware corporation ("HFS").

                   WHEREAS, the respective Boards of Directors of CUC and HFS have each approved the merger of HFS with and into CUC (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of HFS ("HFS Common Stock"), other than shares owned by CUC or HFS, will be converted into the right to receive the Merger Consideration (as defined in Section 1.8);

                   WHEREAS, the respective Boards of Directors of CUC and HFS have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

                   WHEREAS, CUC and HFS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                   WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                   WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

                   NOW, THEREFORE, in consideration of the repre-sentations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:







                                    ARTICLE I

                                    THE MERGER

                   SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), HFS shall be merged with and into CUC at the Effective Time (as defined in Section 1.3). Following the Effective Time, CUC shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of HFS in accordance with the DGCL.

                   SECTION 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

                   SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as CUC and HFS shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                   SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                   SECTION 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation. The restated certificate of incorporation of CUC, as in effect immediately prior to the Effective Time, shall be amended as of
















         the Effective Time as described in Exhibit A-1 and, as so amended, such restated certificate of incorporation shall be the restated certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Restated Certificate"). The by-laws of CUC, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as described in Exhibit A-2 and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Restated By-laws"). Such amendment and restatement of CUC's certificate of incorporation and by-laws are referred to herein as the "Certificate Amend-ment" and the "By-laws Amendment," respectively.

                   SECTION 1.6. Boards, Committees and Officers. Prior to the Effective Time, CUC shall adopt resolutions in the form attached hereto as part of Exhibit B, establishing the Board of CUC and committees thereof from and after the Effective Time. From and after the Effective Time, the members of the Board of Directors, the committees of the Board of Directors, the composition of such committees (including chairmen thereof) and the officers of the Surviving Corporation shall be as set forth on or designated in accordance with the Restated Certificate, the Restated By-laws and Exhibit B hereto until the earlier of the resignation or removal of any individual set forth on or designated in accordance with the Restated Certificate, the Restated By-laws and Exhibit B or until their respective successors are duly elected and qualified, as the case may be, or until as otherwise provided in the Restated Certificate, the Restated By-laws and Exhibit B. If any officer set forth on or designated in accordance with Exhibit B ceases to be a full-time employee of either HFS or CUC at or before the Effective Time, CUC, in the case of any such employee of CUC on the date hereof or any such employee to be designated by CUC, or HFS, in the case of any such employee of HFS on the date hereof or any such employee to be designated by HFS, shall designate another person to serve in such person's stead.

                   SECTION 1.7. Name of the Surviving Corporation. The name of the Surviving Corporation shall be as agreed to between the parties prior to the Effective Time.

















                   SECTION 1.8.  Reservation of Right to Revise
         Transaction. If each of HFS and CUC agree, the parties hereto may change the method of effecting the business combination between CUC and HFS, and each party shall cooperate in such efforts, including to provide for (a) a merger of a wholly owned subsidiary of CUC with and into HFS, or (b) mergers (to occur substantially simultaneously) of separate subsidiaries of a Delaware corporation jointly formed by CUC and HFS for such purpose into each of CUC and HFS; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of HFS Common Stock as provided for in this Agreement (the "Merger Consideration"), other than, in the case of clause (b) above, the issuer thereof, (ii) adversely affect the proposed accounting treatment for the Merger or the tax treatment to CUC, HFS or their respective stockholders as a result of receiving the Merger Consideration, or (iii) materially delay receipt of any approval referred to in Section 6.1(c) or the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS;
                             EXCHANGE OF CERTIFICATES

                   SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of HFS Common Stock:

                   (a) Cancellation of Treasury Stock and CUC-Owned Stock. Each share of HFS Common Stock that is owned by HFS or CUC shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                   (b)  Conversion of HFS Common Stock.  Subject to
         Section 2.2(e), each issued and outstanding share of HFS Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive
         2.4031 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share ("CUC Common Stock"), of















         CUC. As of the Effective Time, all such shares of HFS Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of HFS Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of CUC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

                   SECTION 2.2.  Exchange of Certificates.  (a)
         Exchange Agent. As of the Effective Time, CUC shall enter into an agreement with such bank or trust company as may be designated by CUC and reasonably satisfactory to HFS (the "Exchange Agent"), which shall provide that CUC shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of HFS Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of CUC Common Stock (such shares of CUC Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of CUC Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to
         Section 2.1 in exchange for outstanding shares of HFS Common
         Stock.

                   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HFS Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CUC and HFS may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Ex-















         change Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CUC Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of CUC Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary contained herein, no certificate representing CUC Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an affiliate of HFS for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the APB and applicable Securities and Exchange Commission ("SEC") rules and regulations, unless such person has executed and delivered an agreement in the form of Exhibit C hereto. In the event of a surrender of a Certificate representing shares of HFS Common Stock which are not registered in the transfer records of HFS under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of CUC Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of CUC Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of CUC that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with
         Section 2.2(c) and cash in lieu of any fractional share of CUC Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

















                   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to CUC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CUC Common Stock represented thereby, and, in the case of Certificates representing HFS Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of CUC Common Stock shall be paid by CUC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of CUC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CUC Common Stock and, in the case of Certificates representing HFS Common Stock, the amount of any cash payable in lieu of a fractional share of CUC Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of CUC Common Stock.

                   (d) No Further Ownership Rights in HFS Common Stock. All shares of CUC Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this
         Article II (including any cash paid pursuant to this Article
         II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of HFS Common Stock, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by HFS on such shares of HFS Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HFS Common Stock which were outstanding immediately prior















         to the Effective Time.  If, after the Effective Time,
         Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

                   (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of CUC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of CUC shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of CUC.

                   (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of CUC Common Stock delivered to the Exchange Agent by CUC pursuant to Section 2.2(a) over
         (B) the aggregate number of whole shares of CUC Common Stock to be distributed to former holders of HFS Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of the former stockholders of HFS, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in Section 2.2(e)(iii).

                   (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing HFS Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs,


















         including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares.
         The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of HFS Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of HFS Common Stock is entitled (after taking into account all shares of HFS Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of HFS Common Stock are entitled.

                   (iv) Notwithstanding the provisions of Section 2.2(e)(ii) and (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of HFS Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of HFS Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices of the CUC Common Stock as reported on the NYSE Com-posite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date (such average, the "Average CUC Price"), and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(e)(iv).

                   (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing HFS Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certifi-cates formerly representing HFS Common Stock subject



















         to and in accordance with the terms of Section 2.2(c).

                   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to CUC, upon demand, and any holders of the Certificates who have not theretofore complied with this
         Article II shall thereafter look only to CUC for payment of their claim for Merger Consideration, any dividends or distributions with respect to CUC Common Stock and any cash in lieu of fractional shares of CUC Common Stock.

                   (g) No Liability. None of CUC, HFS, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of CUC Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of CUC Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                   (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by CUC, on a daily basis. Any interest and other income resulting from such investments shall be paid to CUC.

                   (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of CUC Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                   SECTION 2.3. Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of HFS Common Stock or of CUC Common Stock shall
















         be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of HFS Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.


                                   ARTICLE III

                          REPRESENTATIONS AND WARRANTIES

                   SECTION 3.1. Representations and Warranties of HFS. Except as disclosed in the HFS Filed SEC Documents (as defined in Section 3.1(g)) or as set forth on the Disclosure Schedule delivered by HFS to CUC prior to the execution of this Agreement (the "HFS Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, HFS represents and warrants to CUC as follows:

                   (a) Organization, Standing and Corporate Power. (i) Each of HFS and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the juris-diction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on HFS. Each of HFS and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing neces-sary, except for those jurisdictions where the failure to be so qualified or licensed or to be in
















         good standing individually or in the aggregate would not have a material adverse effect on HFS.

                   (ii) HFS has delivered to CUC prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

                   (iii) In all material respects, the minute books of HFS contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of HFS since January 1, 1995.

                   (b) Subsidiaries. Exhibit 21 to HFS's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and
         Section 3.1(b) of the HFS Disclosure Schedule together include all the subsidiaries of HFS which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by HFS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                   (c) Capital Structure. The authorized capital stock of HFS consists of 600,000,000 shares of HFS Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("HFS Preferred Stock"). At the close of business on May 21, 1997: (i) 158,291,401 shares of HFS Common Stock were issued and outstanding; (ii) no shares of HFS Common Stock were held by HFS in its treasury; (iii) no shares of HFS Preferred Stock were issued and outstanding; (iv) 40,013,543 shares of HFS Common Stock were reserved for issuance pursuant to the HFS 1992 Stock Option Plan and the HFS 1993 Stock Option Plan, complete and correct copies of which have been delivered to CUC (such plans, collectively, the "HFS Stock Plans"); and (v) 8,080,102 shares of HFS Common Stock were reserved for issuance upon conversion of HFS's 4-1/2% Convertible
















         Senior Notes due 1999 and 3,598,320 shares of HFS Common Stock were reserved for issuance upon conversion of HFS's 4-3/4% Convertible Senior Notes due 2003 (collectively, the "HFS Convertible Securities"). Section 3.1(c) of the HFS Disclosure Schedule sets forth a complete and correct list, as of May 21, 1997, of the number of shares of HFS Common Stock subject to employee stock options or other rights to purchase or receive HFS Common Stock granted under the HFS Stock Plans (collectively, "HFS Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of HFS are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) and except for changes since May 21, 1997 resulting from the issuance of shares of HFS Common Stock pursuant to the HFS Employee Stock Options, the HFS Convertible Securities or as permitted by
         Section 4.1(a)(i)(y) and 4.1(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of HFS, (B) any securities of HFS or any HFS subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of HFS, (C) any warrants, calls, options or other rights to acquire from HFS or any HFS subsidiary, and any obligation of HFS or any HFS subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of HFS, and
         (y) there are no outstanding obligations of HFS or any HFS subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of HFS or any HFS subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any HFS subsidiary, (B) warrants, calls, options or other rights to acquire from HFS or any HFS subsidiary, and any obligation of HFS or any HFS subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any HFS subsidiary or (C) obligations of HFS or any HFS subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of HFS subsidiaries or to issue, deliver or sell, or cause to be















         issued, delivered or sold, any such securities. Neither HFS nor any HFS subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the HFS Employee Stock Options and the HFS Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the HFS subsidiaries, HFS does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to HFS and its subsidiaries as a whole.

                   (d) Authority; Noncontravention. HFS has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the HFS Stockholder Approval (as defined in Section 3.1(l)) to consummate the transactions contemplated by this Agreement.
         The execution and delivery of this Agreement by HFS and the consummation by HFS of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of HFS, subject, in the case of the Merger, to the HFS Stockholder Approval. This Agreement has been duly executed and delivered by HFS and, assuming the due authorization, execution and delivery by CUC, constitutes the legal, valid and binding obligation of HFS, enforceable against HFS in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of HFS or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of HFS or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to HFS or any of its subsidiaries or their
















         respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HFS or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on HFS or (y) reasonably be expected to impair the ability of HFS to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to HFS or any of its subsidiaries in connection with the execution and delivery of this Agreement by HFS or the consummation by HFS of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by HFS under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the HFS Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, together with the proxy statement relating to the CUC Stockholders Meeting (as defined in Section 5.1(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement;
         (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which HFS is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on HFS or (y) reasonably be expected to impair the ability of HFS to perform its obligations under this Agreement.
















                   (e) SEC Documents; Undisclosed Liabilities. HFS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1994 (the "HFS SEC Documents"). As of their respective dates, the HFS SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such HFS SEC Documents, and none of the HFS SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of each of HFS or PHH Corporation ("PHH") included in the HFS SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HFS and its consolidated subsidiaries (and PHH, where applicable) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interest, such original financial statements do not reflect such restatements). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither HFS nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on HFS.

                   (f) Information Supplied. None of the information supplied or to be supplied by HFS specifically for
















         inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by CUC in connection with the issuance of CUC Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to HFS's stockholders or at the time of the HFS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by HFS with respect to statements made or incorporated by reference therein based on information supplied by CUC specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

                   (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by
         Section 4.1(a), since December 31, 1996, HFS and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any HFS SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in HFS,
         (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of HFS's capital stock, (iii) any split, combination or reclassification of any of HFS's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of HFS's capital stock, except for issuances of HFS Common Stock upon conversion of HFS Convertible Securities or upon the exercise of HFS Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(a), (iv)(A) any granting by HFS or any of its subsidiaries to any current or former director, executive officer or other key employee
















         of HFS or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of December 31, 1996, (B) any granting by HFS or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by HFS or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in HFS SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "HFS Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by HFS materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the HFS Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on HFS or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by HFS or any of the HFS subsidiaries during the period from January 1, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(a).

                   (h)  Compliance with Applicable Laws; Litigation.
         (i) HFS, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of HFS and its subsidiaries (the "HFS Permits"), except where the failure to have any such HFS Permits individually or in the aggregate would not have a material adverse effect on HFS. HFS and its subsidiaries are in compliance with the terms of the HFS Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on HFS. As of the date of this Agreement, except as disclosed in the HFS Filed SEC Documents, no action,

















         demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to HFS or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as de-fined in Section 8.3) of HFS, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on HFS or (B) reasonably be expected to impair the ability of HFS to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                   (ii) Neither HFS nor any HFS subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on HFS.

                   (i) Absence of Changes in Benefit Plans. HFS has delivered to CUC true and complete copies of (i) all severance and employment agreements of HFS with directors, executive officers or key employees, (ii) all severance programs and policies of each of HFS and each HFS subsidiary, and (iii) all plans or arrangements of HFS and each HFS subsidiary relating to its employees which contain change in control provisions. Since December 31, 1996, there has not been any adoption or amendment in any material respect by HFS or any of its subsid-iaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of HFS or any of its wholly owned subsidiaries (collectively, the "HFS Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any HFS pension plans, or any material change in the manner in which contributions to any HFS pension plans are made or the basis an which such contributions are determined.



















                   (j) ERISA Compliance. (i) With respect to the HFS Benefit Plans, no event has occurred and, to the knowledge of HFS, there exists no condition or set of circumstances, in connection with which HFS or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on HFS under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

                   (ii) Each HFS Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any HFS Benefit Plan that individually or in the aggregate would not have a material adverse effect on HFS.
         HFS, its subsidiaries and all the HFS Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on HFS. Each HFS Benefit Plan that is intended to be qualified under
         Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any HFS Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of HFS, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such HFS Benefit Plan or the exempt status of any such trust.

                   (iii) Neither HFS nor any of its subsidiaries has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No HFS Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of HFS, there are not any facts or




















         circumstances that would materially change the funded status of any HFS Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No HFS Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                   (iv) With respect to each of the HFS Benefit Plans (other than any multiemployer plan) that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued bene-fits in any material respect. With respect to any HFS Benefit Plan that is a multiemployer plan, (A) none of HFS nor any of its subsidiaries has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (B) the aggregate withdrawal liability of HFS and its subsidiaries, computed as if a complete withdrawal by HFS and any of its subsidiaries had occurred under each such HFS Benefit Plan on the date hereof, would not be material.

                   (v) No HFS Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

                   (vi) As of the date of this Agreement, neither HFS nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by HFS or any of its subsidiaries and no collective bargaining agreement is being negotiated by HFS or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage



















         against HFS or any of its subsidiaries pending or, to the knowledge of HFS, threatened which may interfere with the respective business activities of HFS or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on HFS. As of the date of this Agreement, to the knowledge of HFS, none of HFS, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of HFS or any of its subsidiaries, and there is no material charge or complaint against HFS or any of its subsidiaries by the Na-tional Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                   (vii) No employee of HFS will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any HFS Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that all HFS Employee Stock Options will vest as of the Effective Time as a result of the Merger.

                   (k) Taxes. (i) Each of HFS and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on HFS. HFS and each of its subsidiaries has paid (or HFS has paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in the HFS Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by HFS and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.



















                   (ii) No deficiencies for any taxes have been proposed, asserted or assessed against HFS or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on HFS. No federal income tax returns of HFS and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

                   (iii) Neither HFS nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
         Section 368(a) of the Code.

                   (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

                   (l) Voting Requirements. The affirmative vote at the HFS Stockholders Meeting (the "HFS Stockholder Approval") of (i) the holders of a majority of all outstanding shares of HFS Common Stock to adopt this Agreement is the only vote of the holders of any class or series of HFS's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and (ii) the holders of a majority of all shares of HFS Common Stock casting votes is the only vote of the holders of any class or series of HFS's capital stock necessary to approve the New CUC Stock Plan (as defined in Section 5.17(e)).

                   (m) State Takeover Statutes. The Board of Directors of HFS has approved this Agreement and the

















         transactions contemplated hereby and, assuming the accuracy of CUC's representation and warranty contained in Section 3.2(q), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the HFS Board of Directors under the provisions of Section 203 of the DGCL such that
         Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of HFS, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                   (n) Accounting Matters. To its knowledge, neither HFS nor any of its affiliates (as such term is used in Section 5.11) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests and HFS has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

                   (o)  Brokers.  No broker, investment banker,
         financial advisor or other person other than Bear Stearns & Co. Inc. ("Bear Stearns"), the fees and expenses of which will be paid by HFS, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HFS. HFS has furnished to CUC true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                   (p) Opinion of Financial Advisor. HFS has received the opinion of Bear Stearns dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of HFS Common Stock into CUC Common Stock is fair from a financial point of view to holders of shares of HFS Common Stock (other than CUC and its affiliates), a signed copy of which opinion has been delivered to CUC, it being understood and agreed by CUC that such opinion is for the benefit of the Board of Directors of HFS and may not be relied upon by CUC, its affiliates or any of their respective stockholders.

                   (q) Ownership of CUC Common Stock. As of the date hereof, neither HFS nor, to its knowledge without
















         independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange
         Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of CUC.

                   (r) Intellectual Property. HFS and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "HFS Intellectual Property") necessary to carry on its business substantially as currently conducted except for such HFS Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on HFS. Neither HFS nor any such subsidiary has received any notice of infringement of or conflict with, and, to HFS's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any HFS Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on HFS.

                   (s) Certain Contracts. Except as set forth in the HFS Filed SEC Documents, neither HFS nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of HFS and its subsidiaries (including, for purposes of this Section 3.1(s), CUC and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materi-ally delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "HFS Material Contracts"). Each HFS Material Contract is valid and binding on HFS (or, to the extent an HFS subsidiary is a party, such subsidiary) and is in full force and effect, and HFS and each HFS subsidiary have in all material respects performed all obligations required to be performed by them














         to date under each HFS Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on HFS. Neither HFS nor any HFS subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of HFS, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any HFS Material Contract.

                   SECTION 3.2. Representations and Warranties of CUC. Except as disclosed in the CUC Filed SEC Documents (as defined in Section 3.2(g)) or as set forth on the Disclosure Schedule delivered by CUC to HFS prior to the execution of this Agreement (the "CUC Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, CUC represents and warrants to HFS as follows:

                   (a) Organization, Standing and Corporate Power. (i) Each of CUC and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on CUC. Each of CUC and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on CUC.

                   (ii) CUC has delivered to HFS prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

















                   (iii) In all material respects, the minute books of CUC contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of CUC since January 1, 1995.

                   (b) Subsidiaries. Exhibit 21 to CUC's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 includes all the subsidiaries of CUC which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by CUC, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                   (c) Capital Structure. The authorized capital stock of CUC consists of 600,000,000 shares of CUC Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of CUC ("CUC Preferred Stock"). At the close of business on May 22, 1997: (i) 409,329,930 shares of CUC Common Stock were issued and outstanding (including shares of restricted CUC Common Stock); (ii) 6,168,405 shares of CUC Common Stock were held by CUC in its treasury; (iii) no shares of CUC Preferred Stock were issued and outstanding; (iv) 62,155,579 shares of CUC Common Stock were reserved for issuance pursuant to the CUC 1990 Director Stock Option Plan, the CUC 1992 Directors Stock Option Plan, the CUC 1994 Directors Stock Option Plan, the CUC 1992 Employee Stock Option Plan, the CUC 1992 Bonus and Salary Replacement Stock Option Plan, the CUC 1987 Stock Option Plan, the 1989 Restricted Stock Plan, the 1994 Employee Stock Purchase Plan, the 1997 Stock Option Plan, certain CUC non-plans options, the Sierra 1987 Stock Option Plan, the Sierra 1995 Stock Option Plan and Award Plan, the Knowledge Adventure, Inc. 1993 Stock Option Plan (and related non-plan options), the Papyrus Design Group, Inc. 1992 Stock Option Plan and the Entertainment Publications, Inc. 1988 Nonqualified Stock Option Plan, complete and correct copies of which have been delivered to HFS (such plans, collectively, the "CUC Stock Plans"); and
         (v) 21,705,925 shares of CUC Common Stock were reserved for issuance upon conversion
















         of the 6-1/2% Convertible Subordinated Notes due 2001 of Sierra On-Line, Inc. and the CUC 3% Convertible Subordinated Notes due February 15, 2002 (including all of the foregoing in this clause (v) and all convertible securities listed in Section 3.2(c) of the CUC Disclosure Schedule, the "CUC Convertible Securities"). Section 3.2(c) of the CUC Disclosure Schedule sets forth a complete and correct list, as of May 22, 1997, of the number of shares of CUC Common Stock subject to employee stock options or other rights to purchase or receive CUC Common Stock granted under the CUC Stock Plans (collectively, "CUC Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of CUC are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c) and except for changes since May 22, 1997 resulting from the issuance of shares of CUC Common Stock pursuant to the CUC Employee Stock Options, the CUC Convertible Securities or as permitted by Section 4.1(b)(i)(y) and 4.1(b)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of CUC, (B) any securities of CUC or any CUC subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of CUC, (C) any warrants, calls, options or other rights to acquire from CUC or any CUC subsidiary, and any obligation of CUC or any CUC subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of CUC, and (y) there are no outstanding obligations of CUC or any CUC subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of CUC or any CUC subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any CUC subsidiary, (B) warrants, calls, options or other rights to acquire from CUC or any CUC subsidiary, and any obligation of CUC or any CUC subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any CUC subsidiary or (C) obligations of















         CUC or any CUC subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of CUC subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither CUC nor any CUC subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the CUC Employee Stock Options and the CUC Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the CUC subsidiaries, CUC does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to CUC and its subsidiaries as a whole.

                   (d) Authority; Noncontravention. CUC has all requisite corporate power and authority to enter into this Agreement and, subject to the CUC Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CUC and the consummation by CUC of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CUC, subject, in the case of the Merger and the issuance of CUC Common Stock in connection with the Merger, to the CUC Stockholder Approval. This Agreement has been duly executed and delivered by CUC and, assuming the due authorization, execution and delivery by HFS, constitutes the legal, valid and binding obligations of CUC, enforceable against CUC in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CUC or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of CUC or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agree-
















         ment, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to CUC or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CUC or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on CUC or (y) reasonably be expected to impair the ability of CUC to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CUC or any of its subsidiaries in connection with the execution and delivery of this Agreement by CUC or the consummation by CUC of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by CUC under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the CUC Stockholders Meeting, (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement;
         (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which CUC is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of CUC Common Stock that are to be issued in the Merger and under the HFS Stock Plans to be listed on the NYSE; and (5) such consents, approvals, orders or autho-rizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on CUC or (y) reasonably be expected to impair the ability of CUC to perform its obligations under this Agreement.

                   (e) SEC Documents; Undisclosed Liabilities. CUC has filed all required registration statements, prospectuses, reports, schedules, forms, statements and















         other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1994 (the "CUC SEC Documents"). As of their respective dates, the CUC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CUC SEC Documents, and none of the CUC SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CUC included in the CUC SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CUC and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interest, such original financial statements do not reflect such restatements). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither CUC nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on CUC.

                   (f) Information Supplied. None of the information supplied or to be supplied by CUC specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the















         statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to CUC's stockholders or at the time of the CUC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by CUC with respect to statements made or incorporated by reference therein based on information supplied by HFS specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

                   (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by
         Section 4.1(b), since January 31, 1997, CUC and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any CUC SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in CUC, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of CUC's capital stock, (iii) any split, combination or reclassi-fication of any of CUC's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of CUC's capital stock, except for issuances of CUC Common Stock upon conversion or redemption of CUC Convertible Securities or the exercise of CUC Employee Stock Options, in each case, awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(b), (iv)(A) any granting by CUC or any of its subsidiaries to any current or former director, executive officer or other key employee of CUC or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of January 31, 1997, (B) any granting by CUC or any of its subsidiaries to any such current or former director, executive officer or key















         employee of any increase in severance or termination pay, or
         (C) any entry by CUC or any of its subsidiaries into, or any amendment of, any employment, deferred compensation consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in CUC SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "CUC Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by CUC materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the CUC Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on CUC or any of its tax attributes or any settlement or compromise of any material income tax liability or (vii) any action taken by CUC or any of the CUC subsidiaries during the period from January 31, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(b).

                   (h)  Compliance with Applicable Laws; Litigation.
         (i) CUC, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of CUC and its subsidiaries (the "CUC Permits") except where the failure to have any such CUC Permits individually or in the aggregate would not have a material adverse effect on CUC. CUC and its subsidiaries are in compliance with the terms of the CUC Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on CUC. As of the date of this Agreement, except as disclosed in the CUC Filed SEC Docu-ments, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to CUC or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of CUC, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse


















         effect on CUC or (B) reasonably be expected to impair the ability of CUC to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                   (ii) Neither CUC nor any CUC subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on CUC.

                   (i) Absence of Changes in Benefit Plans. CUC has delivered to HFS true and complete copies of (i) all severance and employment agreements of CUC with directors, executive officers or key employees, (ii) all severance programs and policies of each of CUC and each CUC subsidiary, and (iii) all plans or arrangements of CUC and each CUC subsidiary relating to its employees which contain change in control provisions. Since January 31, 1997, there has not been any adoption or amendment in any material respect by CUC or any of its subsid-iaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of CUC or any of its wholly owned subsidiaries (collectively, the "CUC Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any CUC pension plans, or any material change in the manner in which contributions to any CUC pension plans are made or the basis on which such contributions are determined. Since January 1, 1996, none of CUC nor any CUC subsidiary has amended any CUC Employee Stock Options or any CUC Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

                   (j) ERISA Compliance. (i) With respect to the CUC Benefit Plans, no event has occurred and, to the knowledge of CUC, there exists no condition or set of circumstances, in connection with which CUC

















         or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse affect on CUC under ERISA, the Code or any other applicable law.

                   (ii) Each CUC Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any CUC Benefit Plan that individually or in the aggregate would not have a material adverse effect on CUC.
         CUC, its subsidiaries and all the CUC Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on CUC. Each CUC Benefit Plan that is intended to be qualified under
         Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any CUC Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of CUC, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such CUC Benefit Plan or the exempt status of any such trust.

                   (iii) Neither CUC nor any of its subsidiaries has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No CUC Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of CUC, there are not any facts or circumstances that would materially change the funded status of any CUC Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No CUC Benefit Plan is a




















         "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                   (iv)  No CUC Benefit Plan is subject to Title IV of
         ERISA.

                   (v) No CUC Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

                   (vi) As of the date of this Agreement, neither CUC nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by CUC or any of its subsidiaries and no collective bargaining agreement is being negotiated by CUC or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against CUC or any of its subsidiaries pending or, to the knowledge of CUC, threatened which may interfere with the respective business activities of CUC or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on CUC. As of the date of this Agreement, to the knowledge of CUC, none of CUC, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of CUC or any of its subsidiaries, and there is no material charge or complaint against CUC or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writ-ing.

                   (vii) No employee of CUC will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any CUC Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any


















         other event such as a termination of employment), except that CUC Employee Stock Options and shares of restricted stock under the 1992 Bonus and Salary Replacement Stock Option Plan, the 1989 Restricted Stock Plan, the 1994 Directors Stock Option Plan, the Sierra 1995 Stock Option Plan, the Papyrus Design Group, Inc. 1992 Stock Option Plan and the Knowledge Adventure, Inc. 1993 Stock Option Plan will vest as of the Effective Time as a result of the Merger.

                   (k) Taxes. (i) Each of CUC and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on CUC. CUC and each of its subsidiaries has paid (or CUC has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the CUC Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by CUC and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                   (ii) No deficiencies for any taxes have been proposed, asserted or assessed against CUC or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on CUC. The federal income tax returns of CUC and each of its subsidiaries consolidated in such returns for tax years through 1989 have closed by virtue of the applicable statute of limitations.

                   (iii) Neither CUC nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying




















         as a reorganization within the meaning of Section 368(a) of the Code.

                   (l) Voting Requirements. The affirmative vote at the CUC Stockholders Meeting (the "CUC Stockholder Approval") of (i) the holders of a majority of all outstanding shares of CUC Common Stock is the only vote of the holders of any class or series of CUC's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the CUC Common Stock pursuant to the Merger and the Certificate Amendment, and (ii) the holders of a majority of all shares of CUC Common Stock casting votes is the only vote of the holders of any class or series of CUC's capital stock necessary to approve (A) in accordance with the applicable rules of the NYSE, the,issuance of CUC Common Stock pursuant to the Merger, and (B) the New CUC Stock Plan.

                   (m)  State Takeover Statutes; Certificate of
         Incorporation. The Board of Directors of CUC (including the Disinterested Directors thereof (as defined in Article 10 of CUC's Certificate of Incorporation)) has unanimously approved this Agreement, the transactions contemplated hereby, the assumption of the Adjusted Options, the issuance of the options to purchase shares of CUC Common Stock granted pursuant to
         Section 5.17 and the issuance of the shares of CUC Common Stock upon exercise of such Adjusted Options and other options and, assuming the accuracy of HFS's representation and warranty con-tained in Section 3.1(q), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the CUC Board of Directors under the provisions of Section 203 of the DGCL and constitutes approval of the Merger, the other transactions contemplated hereby, the assumption of the Adjusted Options, the issuance of the options to purchase shares of CUC Common Stock granted pursuant to Section 5.17 and the issuance of the shares of CUC Common Stock upon exercise of the Adjusted Options and other options under the provisions of CUC's Certificate of Incorporation such that Section 203 and the provision of Section 10 of CUC's Certificate of Incorporation do not apply to this Agreement, the transactions contemplated hereby, the assumption of the Adjusted Options, the issuance of the options to purchase shares of CUC Common Stock granted pursuant to Section 5.17 and the issuance of the shares of CUC















         Common Stock upon exercise of the Adjusted Options and other options. To the knowledge of CUC, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

                   (n) Accounting Matters. To its knowledge, neither CUC nor any of its affiliates (as such term is used in Section 5.11) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests and CUC has no reason to believe that the Merger will not qualify for "pooling of interest" accounting.

                   (o)  Brokers.  No broker, investment banker,
         financial advisor or other person, other than Goldman, Sachs & Co. ("Goldman Sachs"), the fees and expenses of which will be paid by CUC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CUC. CUC has furnished to HFS true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                   (p) Opinion of Financial Advisor. CUC has received the opinion of Goldman Sachs, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of HFS Common Stock into CUC Common Stock is fair to CUC, a signed copy of which opinion has been delivered to HFS, it being understood and agreed by HFS that such opinion is for the benefit of the Board of Directors of CUC and may not be relied upon by HFS, its affiliates or any of their respective stockholders.

                   (q) Ownership of HFS Common Stock. As of the date hereof, neither CUC nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of HFS.
















                   (r) Intellectual Property. CUC and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "CUC Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such CUC Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on CUC. Neither CUC nor any such subsidiary has received any notice of infringement of or conflict with, and, to CUC's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any CUC Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on CUC.

                   (s) Certain Contracts. Except as set forth in the CUC Filed SEC Documents, neither CUC nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of CUC and its subsidiaries (including HFS and its subsidiaries, assuming the Merger had taken place), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "CUC Material Contracts"). Each CUC Material Contract is valid and binding on CUC (or, to the extent a CUC subsidiary is a party, such subsidiary) and is in full force and effect, and CUC and each CUC subsidiary have in all material respects performed all obligations required to be performed by them to date under each CUC Material Contract, except where such noncompliance, individually or in the aggre-gate, would not have a material adverse effect on CUC. Neither CUC nor any CUC subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of CUC, does there exist any condition which with the passage of time or the giving of notice or
















         both would result in such a violation or default under) any CUC Material Contract.


                                    ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                   SECTION 4.1. Conduct of Business. (a) Conduct of Business by HFS. Except as set forth in Section 4.1(a) of the HFS Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by CUC in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, HFS shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, HFS shall not, and shall not permit any of its subsidiaries to:

                   (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of HFS to its parent, or by a subsidiary that is partially owned by HFS or any of its subsidiaries, provided that HFS or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of HFS Common Stock upon conversion of HFS Convertible
















         Securities or upon the exercise of HFS Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms, including cashless exercise, or issued pursuant to Section 4.1(a)(ii) or (z) purchase, redeem or otherwise acquire any shares of capital stock of HFS or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for (A) the repurchase of up to 30,000 shares of HFS Common Stock as long as such repurchases are made after consultation with CUC and in compliance with Section 5.15 and (B) the deemed acceptance of shares upon cashless exercise of HFS Employee Stock Options, or in connection with withholding obligations relating thereto);

                   (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of HFS capital stock or warrants to purchase HFS capital stock in connection with any acquisition permitted by Section 4.1(a)(iv) and in compliance with Section 5.15, (y) the issuance of HFS Common Stock upon conversion of HFS Convertible Securities in accordance with their present terms at the option of the holders thereof, and
         (z) the issuance of HFS Common Stock upon the exercise of HFS Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms or the issuance of HFS Employee Stock Options (and shares of HFS Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice (1) for new employees (so long as such additional amount of HFS Common Stock subject to HFS Employee Stock Options issued to new employees does not exceed 416,130 shares of HFS Common Stock in the aggregate) or (2) in connection with employee promotions;

                   (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;




















                   (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for acquisitions within the scope of or related to HFS's or CUC's existing businesses in which the aggregate consideration is less than $1.5 billion in any single acquisition or series of related acquisitions and less than $2.0 billion in the aggregate for all such acquisitions, in each case which would not materially delay or impair the ability of HFS to perform its obligations under this Agreement and which is reasonably expected to be accretive to HFS's earnings within 12 months following consummation (for purposes of this Section 4.1(a)(iv), "aggregate consideration" shall equal the sum of (A)(1) the amount of cash paid, and (2) the value of any shares of HFS Common Stock (valued at the closing price of the HFS Common Stock on the NYSE on the day prior to announcement of such acquisition) delivered, and (3) the fair market value of any non-cash or non-HFS Common Stock consideration (as determined by the HFS Board of Directors in good faith as of the day prior to announcement of such acquisition) delivered to the seller or its security holders in connection with such acquisition, and (B) the amount of liabilities directly or indirectly assumed by HFS or its subsidiaries or retired or defeased in connection with such acquisition, including contingent liabilities to the extent they can be estimated by the HFS Board of Directors in good faith as of the day prior to the announcement of such acquisition);

                   (v) subject to compliance with Section 5.15, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than (A) in the ordinary course of business consistent with past practice or
         (B) up to $50 million of such assets, in the aggregate;

                   (vi)  take any action that would cause the
         representations and warranties set forth in Section 3.1(g) (with each reference therein to "ordinary course of business" being deemed for purposes of this Section 4.1(a)(vi) to be immediate-


















         ly followed by "consistent with past practice") to no longer be true and correct;

                   (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for indebtedness which does not cause a change in the ratings of HFS's rated debt securities by Standard & Poor's Ratings Services and by Moody's Investor Service, Inc. from those in effect as of the date hereof; or

                   (viii) authorize, or commit or agree to take, any of the foregoing actions;

         provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between HFS and any wholly owned subsidiary or between any wholly owned subsidiaries of HFS.

                   (b) Conduct of Business by CUC. Except as set forth in Section 4.1(b) of the CUC Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by HFS in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, CUC shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, CUC shall not, and shall not permit any of its subsidiaries to:

                   (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of CUC to its parent, or by a subsidiary that















         is partially owned by CUC or any of its subsidiaries, provided that CUC or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of CUC Common Stock upon conversion or redemption of CUC Convertible Securities or upon the exercise of CUC Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms, including cashless exercise, or issued pursuant to Section 4.1(b)(ii) or (z) purchase, redeem or otherwise acquire any shares of capital stock of CUC or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for (A) the repurchase of up to 30,000 shares of CUC Common Stock as long as such repurchases are made after consultation with HFS and in compliance with Section 5.15 and (B) the deemed acceptance of shares upon cashless exercise of CUC Employee Stock Options, or in connection with withholding obligations relating thereto);

                   (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of CUC capital stock or warrants to acquire CUC capital stock in connection with any acquisition permitted by Section 4.1(b)(iv) and in compliance with Section 5.15, (y) the issuance of CUC Common Stock upon conversion or redemption of CUC Convertible Securities in accordance with their present terms at the option of the hold-ers thereof, and (z) the issuance of CUC Common Stock upon the exercise of CUC Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms or the issuance of CUC Employee Stock Options (and shares



















         of CUC Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice (1) for new employees (so long as such additional amount of CUC Common Stock subject to CUC Employee Stock Options issued to new employees does not exceed 1,000,000 shares of CUC Common Stock in the aggregate) or (2) in connection with employee promotions;

                   (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

                   (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for acquisitions within the scope of or related to CUC's or HFS's existing businesses in which the aggregate consideration is less than $1.5 billion in any single acquisition or series of related acquisitions and less than $2.0 billion in the aggregate for all such acquisitions, in each case which would not materially delay or impair the ability of CUC to perform its obligations under this Agreement and which is reasonably expected to be accretive to CUC's earnings within 12 months following consummation (for purposes of this Section 4.1(b)(iv), "aggregate consideration" shall equal the sum of (A)(1) the amount of cash paid, and (2) the value of any shares of CUC Common Stock (valued at the closing price of the CUC Common Stock on the NYSE on the day prior to announcement of such acquisition) delivered, and (3) the fair market value of any non-cash or non-CUC Common Stock consideration (as determined by the CUC Board of Directors in good faith as of the day prior to announcement of such acquisition) delivered to the seller or its security holders in connection with such acquisition, and (B) the amount of liabilities directly or indirectly assumed by CUC or its subsidiaries or retired or defeased in connection with such acquisition, including contingent liabilities to the extent they can be estimated by the CUC Board of Directors in good faith as of the day prior to the announcement of such acquisition);



















                   (v) subject to compliance with Section 5.15, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than (A) in the ordinary course of business consistent with past practice (B) up to $50 million of such assets, in the aggregate;

                   (vi)  take any action that would cause the
         representations and warranties set forth in Section 3.2(g) (with each reference therein to ordinary course of business, being deemed for purposes of this Section 4.1(b)(vi) to be immediately followed by "consistent with past practice") to no longer be true and correct;

                   (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for indebtedness which does not cause a change in the ratings of CUC's rated debt securities by Standard & Poor's Ratings Services and by Moody's Investor Service, Inc. from those in effect as of the date hereof; or

                   (viii) authorize, or commit or agree to take, any of the foregoing actions;

         provided that the limitations set forth in this Section 4.1(b) (other than clause (iii)) shall not apply to any transaction between CUC and any wholly owned subsidiary or between any wholly owned subsidiaries of CUC.

                   (c) Other Actions. Except as required by law, HFS and CUC shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, except as provided in the proviso in
         Section 6.2(a) or Section 6.3(a), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, except as provided in the proviso in Section 6.2(a) or Section

















         6.3(a), or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

                   (d) Advice of Changes. HFS and CUC shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                   SECTION 4.2 No Solicitation by HFS. (a) HFS shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any HFS Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any HFS Takeover Proposal; provided, however, that if the Board of Directors of HFS determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to HFS's stockholders under applicable law, HFS may, in response to an HFS Superior Proposal (as defined in Section 4.2(b)) which was not solicited by it, which did not otherwise result from a breach of this Section 4.2(a) and which is made or received prior to the obtaining of the HFS Stockholder















         Approval, and subject to providing prior written notice of its decision to take such action to CUC and compliance with Section 4.2(c), (x) furnish information with respect to HFS and its subsidiaries to any person making an HFS Superior Proposal pursuant to a customary confidentiality agreement (as determined by HFS based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement (as defined herein)) and (y) participate in discussions or negotiations regarding such HFS Superior Proposal. For purposes of this Agreement, "HFS Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of HFS and its subsidiaries, taken as a whole, or 25% or more of any class of equity securities of HFS, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of HFS, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HFS or the HFS Common Stock (or any HFS subsidiary whose business constitutes 50% or more of the net revenues, net income or the assets of HFS and its subsidiaries, taken as whole), other than the transactions contemplated by this Agreement.

                   (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of HFS nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CUC, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any HFS Takeover Pro-posal, or (iii) cause HFS to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "HFS Acquisition Agreement") related to any HFS Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the HFS Stockholder Approval, the Board of Directors of HFS, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to HFS's stockholders under applicable law, may (subject to this and the fol-

















         lowing sentences) terminate this Agreement solely in order to concurrently enter into an HFS Acquisition Agreement with respect to any HFS Superior Proposal, but only at a time that is after the fifth business day following CUC's receipt of written notice advising CUC that the Board of Directors of HFS is prepared to accept an HFS Superior Proposal, specifying the material terms and conditions of such HFS Superior Proposal and identifying the person making such HFS Superior Proposal. For purposes of this Agreement, an "HFS Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of HFS Common Stock then outstanding or all or substantially all the assets of HFS and otherwise on terms which the Board of Directors of HFS determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to HFS's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of HFS based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

                   (c) In addition to the obligations of HFS set forth in paragraphs (a) and (b) of this Section 4.2, HFS shall immediately advise CUC orally and in writing of any request for information or of any HFS Takeover Proposal, the material terms and conditions of such request or HFS Takeover Proposal and the identity of the person making such request or HFS Takeover Proposal. HFS will keep CUC reasonably informed of the status and details (including amendments or proposed amendments) of any such request or HFS Takeover Proposal.

                   (d) Nothing contained in this Section 4.2 shall prohibit HFS from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to HFS's stockholders if, in the good faith judgment of the Board of Directors of HFS, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable















         law; provided, however, that neither HFS nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an HFS Takeover Proposal.

                   SECTION 4.3. No Solicitation by CUC. (a) CUC shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any CUC Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any CUC Takeover Proposal; provided, however, that if the Board of Directors of CUC determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to CUC's stockholders under applicable law, CUC may, in response to a CUC Superior Proposal (as defined in Section 4.3(b)) which was not solicited by it, which did not otherwise result from a breach of this Section 4.3(a) and which is made or received prior to the obtaining of the CUC Stockholder Approval, and subject to providing prior written notice of its decision to take such action to HFS and compliance with Section 4.3(c) (x) furnish information with respect to CUC and its subsidiaries to any person making a CUC Superior Proposal pursuant to a customary confidentiality agreement (as determined by CUC based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement) and (y) participate in discussions or negotiations regarding such CUC Superior Proposal. For purposes of this Agreement, "CUC Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of CUC and its subsidiaries, taken as a whole, or 25% or more of any class of equity securi-ties of CUC, any tender offer or exchange offer that if consummated would result in any person beneficially















         owning 25% or more of any class of equity securities of CUC, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CUC or the CUC Common Stock (or any CUC subsidiary whose business constitutes 50% or more of the net revenues, net income or the assets of CUC and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

                   (b) Except as expressly permitted by this Section 4.3, neither the Board of Directors of CUC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to HFS, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of CUC Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any CUC Takeover Proposal, or (iii) cause CUC to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "CUC Acquisition Agreement") related to any CUC Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the CUC Stockholder Approval, the Board of Directors of CUC, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to CUC's stockhold-ers under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into any CUC Acquisition Agreement with respect to any CUC Superior Proposal, but only at a time that is after the fifth business day following HFS's receipt of written notice advising HFS that the Board of Directors of CUC is prepared to accept a CUC Superior Proposal, specifying the material terms and conditions of such CUC Superior Proposal and identifying the person making such CUC Superior Proposal. For purposes of this Agreement, a "CUC Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CUC Common Stock then outstanding or all or substantially all the assets of CUC















         and otherwise on terms which the Board of Directors of CUC determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to CUC's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of CUC based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

                   (c) In addition to the obligations of CUC set forth in paragraphs (a) and (b) of this Section 4.3, CUC shall immediately advise HFS orally and in writing of any request for information or of any CUC Takeover Proposal, the material terms and conditions of such request or CUC Takeover Proposal and the identity of the person making such request or CUC Takeover Proposal. CUC will keep HFS reasonably informed of the status and details (including amendments or proposed amendments) of any such request or CUC Takeover Proposal.

                   (d) Nothing contained in this Section 4.3 shall prohibit CUC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to CUC's stockholders if, in the good faith judgment of the Board of Directors of CUC, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither CUC nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of CUC Common Stock in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, a CUC Takeover Proposal.


























                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                   SECTION 5.1. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, HFS and CUC shall prepare and file with the SEC the Joint Proxy Statement and CUC shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of HFS and CUC shall use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. HFS will use all best efforts to cause the Joint Proxy Statement to be mailed to HFS's stockholders, and CUC will use all best efforts to cause the Joint Proxy Statement to be mailed to CUC's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CUC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of CUC Common Stock in the Merger and the approval of the Certificate Amendment and HFS shall furnish all informa-tion concerning HFS and the holders of HFS Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by CUC without providing HFS the opportunity to review and comment thereon. CUC will advise HFS, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CUC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to HFS or CUC, or any of their respective affiliates, officers or directors, should be discovered by HFS or CUC which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a
















         material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of HFS and CUC.

                   (b) HFS shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "HFS Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the HFS Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to Section 4.2(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, the New CUC Stock Plan and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.2(b), HFS agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to HFS of any HFS Takeover Proposal.

                   (c) CUC shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "CUC Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the CUC Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to Section 4.3(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, the Certificate Amendment, the New CUC Stock Plan and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.3(b), CUC agrees that its obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to CUC of any CUC Takeover Proposal.
















                   (d) CUC and HFS will use best efforts to hold the HFS Stockholders Meeting and the CUC Stockholders Meeting on the same date and as soon as reasonably practicable after the date hereof.

                   SECTION 5.2. Letters of HFS's Accountants. (a) HFS shall use best efforts to cause to be delivered to CUC two letters from HFS's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to CUC, in form and substance reasonably satisfactory to CUC and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                   (b) HFS shall use best efforts to cause to be delivered to CUC and CUC's accountants a letter from HFS's independent accountants addressed to CUC and HFS, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                   SECTION 5.3. Letters of CUC's Accountants. (a) CUC shall use best efforts to cause to be delivered to HFS two letters from CUC's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to HFS, in form and substance reasonably satisfactory to HFS and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                   (b) CUC shall use best efforts to cause to be delivered to HFS and HFS's accountants a letter from CUC's independent accountants, addressed to HFS and CUC, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules















         and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                   SECTION 5.4. Access to Information; Confidentiality. Subject to the Confidentiality Agreement dated May 9, 1997, between CUC and HFS (the "Confidentiality Agreement"), and subject to restrictions contained in confidentiality agreements to which such party is subject (which such party will use its best efforts to have waived) and applicable law, each of HFS and CUC shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of HFS and CUC shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party
         (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of HFS and CUC will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

                   SECTION 5.5. Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an















         action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and
         (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.5(a) will limit or affect actions permitted to be taken pursuant to Sections 4.2 and 4.3.

                   (b) In connection with and without limiting the foregoing, HFS and CUC shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

                   SECTION 5.6.  Stock Options.  (a)  As soon as
         practicable following the date of this Agreement, the Board of Directors of HFS (or, if appropriate, any committee administering the HFS Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

                   (i) adjust the terms of all outstanding HFS Employee Stock Options granted under HFS Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each HFS Employee Stock Option outstanding immediately prior to the Effective Time shall be adjusted and thereafter represent an option to acquire, on the same terms and conditions as were applicable under such HFS
















         Employee Stock Option, including vesting as such may be accelerated at the Effective Time pursuant to the terms of such HFS Employee Stock Options in effect as of the date hereof (which include cashless exercise), the same number of shares of CUC Common Stock as the holder of such HFS Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such HFS Employee Stock Option in full immediately prior to the Effective Time, with any fractional shares of CUC Common Stock resulting from such calculation being rounded to the nearest whole share, at a price per share of CUC Common Stock equal to (A) the aggregate exercise price for the shares of HFS Common Stock otherwise purchasable pursuant to such HFS Employee Stock Option divided by (B) the aggregate number of shares of CUC Common Stock deemed purchasable pursuant to such HFS Employee Stock Option, rounding the exercise price thus determined down to the nearest whole cent (each, as so adjusted, an "Adjusted Option"); and

                   (ii) take such other actions relating to the HFS Stock Plans as HFS and CUC may agree are appropriate to give effect to the Merger, including as provided in Section 5.7.

                   (b) As soon as practicable after the Effective Time, CUC shall deliver to the holders of HFS Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective HFS Stock Plans and the agreements evidencing the grants of such HFS Employee Stock Options and that such HFS Employee Stock Options and agreements shall be assumed by CUC and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger).

                   (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to CUC, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related HFS Stock Plan.





















                   (d)  Except as otherwise contemplated by this Section
         5.6 and except to the extent required under the respective terms of the HFS Employee Stock Options in effect as of the date hereof, all restrictions or limitations on transfer and vesting with respect to HFS Employee Stock Options awarded under the HFS Stock Plans or any other plan, program or arrangement of HFS or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by CUC as set forth above.

                   SECTION 5.7. HFS Stock Plans and Certain Employee Matters. (a) At the Effective Time, by virtue of the Merger, the HFS Stock Plans shall be assumed by CUC, with the result that all obligations of HFS under the HFS Stock Plans, including with respect to awards outstanding at the Effective Time under each HFS Stock Plan, shall be obligations of CUC following the Effective Time. Prior to the Effective Time, CUC shall take all necessary actions (including, if required to comply with Section 162(m) or 422 of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders at the CUC Stockholders Meeting) for the assumption of the HFS Stock Plans, including the reservation, issuance and listing of CUC Common Stock in a number at least equal to (x) the number of shares of CUC Common Stock that will be subject to Adjusted Options and (y) the product of the Exchange Ratio and the number of shares of HFS Common Stock available for future awards under the HFS Stock Plans immediately prior to the Effective Time. No later than the Effective Time, CUC shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of CUC Common Stock determined in accordance with the preceding sentence and the unrestricted reoffer and resale of such shares. Such registration statement shall be kept effec-tive (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options remain outstanding and until such time as the shares of CUC Common Stock subject to such Adjusted Options are no longer subject to resale restrictions under the Securities Act.

















                   (b)  Following the Effective Time, CUC, as the
         Surviving Corporation in the Merger, will honor all obligations of HFS or its subsidiaries under employment agreements of HFS or its subsidiaries as amended and/or restated as contemplated in this Agreement.

                   SECTION 5.8. Indemnification, Exculpation and Insurance. (a) CUC agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of HFS and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of HFS. In addition, from and after the Effective Time, directors and officers of HFS who become directors or officers of CUC will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of CUC.

                   (b) In the event that CUC or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of CUC assume the obligations set forth in this Section 5.8.

                   (c) For seven years after the Effective Time, CUC shall provide to HFS's current directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by HFS's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall CUC be required to expend more than 200% of the current amount expended by HFS to maintain such coverage.

                   (d) The provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and















         not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                   SECTION 5.9. Fees and Expenses. (a) Except as provided in this Section 5.9, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of CUC and HFS shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the pre-merger notification and report forms under the HSR Act (including filing fees).

                   (b) In the event that (i) an HFS Takeover Proposal shall have been made known to HFS or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an HFS Takeover Proposal and thereafter this Agreement is terminated by either CUC or HFS pursuant to Section 7.1(b)(i) or (ii), or (ii) this Agreement is terminated by HFS pursuant to Section 7.1(f), then HFS shall promptly, but in no event later than two days after the date of such termination, pay CUC a fee equal to $300 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to CUC pursuant to clause (i) of this paragraph (b) unless and until within 18 months of such termination HFS or any of its subsidiaries enters into any HFS Acquisition Agreement or any transaction which would be an HFS Takeover Proposal is consummated, in which event the Termination Fee shall be payable upon the first to occur of such events. HFS acknowledges that the agreements contained in this Section 5.9(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CUC would not enter into this Agreement; accordingly, if HFS fails promptly to pay the amount due pursuant to this Section 5.9(b), and, in order to obtain such payment, CUC commences a suit which results in a judgment against HFS for the fee set forth in this Section 5.9(b), HFS shall pay to CUC its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with















         interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                   (c) In the event that (i) a CUC Takeover Proposal shall have been made known to CUC or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a CUC Takeover Proposal and thereafter this Agreement is terminated by either CUC or HFS pursuant to
         Section 7.1(b)(i) or (iii), or (ii) this Agreement is terminated by CUC pursuant to Section 7.1(d), then CUC shall promptly, but in no event later than two days after the date of such termination, pay HFS the Termination Fee, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to HFS pursuant to clause (i) of this paragraph (c) unless and until within 18 months of such termination CUC or any of its subsidiaries enters into any CUC Acquisition Agreement or any transaction which would be a CUC Takeover Proposal is consummated, in which event the Termination Fee shall be payable upon the first to occur of such events. CUC acknowledges that the agreements contained in this Section 5.9(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, HFS would not enter into this Agreement; accordingly, if CUC fails promptly to pay the amount due pursuant to this Section 5.9(c), and, in order to obtain such payment, HFS commences a suit which results in a judgment against CUC for the fee set forth in this Section 5.9(c), CUC shall pay to HFS its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                   SECTION 5.10. Public Announcements. CUC and HFS will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obli-














         gations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                   SECTION 5.11.  Affiliates.  (a)  As soon as
         practicable after the date hereof, HFS shall deliver to CUC a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of HFS, "affiliates" of HFS for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. HFS shall use best efforts to cause each person identified on such list to deliver to CUC not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto. CUC shall use best efforts to cause all persons who are "affiliates" of CUC for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to HFS not less than 30 days prior to the Effective Time, a written agreement substantially in the form of the fourth paragraph of Exhibit C hereto.

                   (b) CUC shall publish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                   SECTION 5.12. NYSE Listing. CUC shall use best efforts to cause the CUC Common Stock issuable under Article II, upon exercise of Adjusted Options pursuant to Section 5.6 and upon exercise of the options to purchase shares of CA Common Stock granted pursuant to Section 5.17 and the shares of restricted CA Common Stock issued pursuant to Section 5.17 to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.















                   SECTION 5.13. Stockholder Litigation. Each of HFS and CUC shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against HFS or CUC, as applicable, and its directors relating to the transactions contemplated by this Agreement.

                   SECTION 5.14. Tax Treatment. Each of CUC and HFS shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c).

                   SECTION 5.15 Pooling of Interests. Each of HFS and CUC shall use best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of HFS and CUC agrees that it shall take no action that would cause such accounting treatment not to be obtained.

                   SECTION 5.16. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither HFS nor CUC shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. During such period, HFS or CUC, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                   SECTION 5.17.  Company Officers; Employment
         Contracts; Equity Awards.   (a)  Pursuant to and in accordance
         with the terms hereof and of the amended and/or restated employment agreements referred to in Section 5.17(b) (i) at the Effective Time and until January 1, 2000, Mr. Forbes shall serve as Chairman of the Board of Directors and Chairman of the Executive Committee of CUC, and from and after January 1, 2000, Mr. Forbes shall be President and Chief Executive Officer of CUC but shall not be Chairman of the Board or Chairman of















         the Executive Committee of CUC, and (ii) at the Effective Time and until January 1, 2000, Mr. Silverman shall serve as President and Chief Executive Officer of CUC, and from and after January 1, 2000, Mr. Silverman shall be Chairman of the Board of Directors and Chairman of the Executive Committee of CUC but not President and Chief Executive Officer of CUC. If either of such persons is unable or unwilling to hold such offices for the period set forth in his employment agreement, his successor shall be selected by the Board of Directors of CUC in the manner set forth in the Restated By-laws.

                   (b) At or prior to the Effective Time, CUC agrees to enter into the amended and restated employment agreements substantially in the forms set forth in Exhibit 5.17 attached hereto with the CUC officers identified in Exhibit 5.17, and HFS agrees to enter into amendments to and/or restatements of the employment agreements substantially in the forms set forth in Exhibit 5.17 attached hereto with the HFS officers identified in Exhibit 5.17.

                   (c) At the Effective Time, the officers and key employees of the Surviving Corporation, identified in Exhibit 5.17, will be granted (i) shares of restricted CUC Common Stock with an aggregate value of $30 million (based on the Average CUC Price), the terms and conditions with respect to which shall be no less favorable than the terms and conditions applicable to restricted stock held by executive officers of CUC as of the date hereof and (ii) options to acquire an aggregate of 19,800,000 shares of CUC Common Stock at an exercise price per share equal to the market value of a share of CUC Common Stock on the date of grant. All terms and conditions applicable to such options shall be as provided in the New CUC Stock Plan, except that the terms and conditions applicable to the options granted to Mr. Silverman pursuant to his amended employment agreement under Section 5.17(b) shall be no less favorable to the terms and conditions of outstanding options held by Mr. Silverman as of the date hereof. Stock awards granted pursuant to this Section 5.17(c) shall be made in such amounts as identified in Exhibit 5.17 for each individual. The aggregate amount of options to be granted pursuant to this Section 5.17(c) is in addition to the amount of options to acquire shares of CUC Common Stock granted

















         to Mr. Silverman pursuant to his amended employment agreement under Section 5.17(b).

                   (d) Prior to the Effective Time, each of CUC and HFS agree to adopt a stock option and restricted stock plan (the "New CUC Stock Plan"), the terms of which shall be mutually agreed upon by CUC and HFS, pursuant to which the option and restricted share grants described in paragraph (c) of this
         Section 5.17 and in the amended and/or restated employment agreements referred to in this 5.17 will be made.

                   SECTION 5.18. Post-Merger Operations. Following the Effective Time, the combined company shall maintain a corporate office in New York City, CUC shall maintain its principal corporate offices in Stamford, Connecticut and HFS shall maintain its principal corporate offices in Parsippany, New Jersey.

                   SECTION 5.19 Conveyance Taxes. CUC and HFS shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. CUC shall pay, and HFS shall pay, without deduction or withholding from any amount payable to the holders of HFS Common Stock, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

                   SECTION 5.20. HFS Convertible Notes. From and after the date hereof and prior to the Effective Time, each of CUC or HFS, as applicable, shall take such actions (including entering into supplemental indentures) with respect to the notes of HFS issued under (i) the Indenture between HFS and Bank of America Illinois, dated October 1, 1994, relating to HFS's 4 1/2% Convertible Senior Notes due 1999 and (ii) the Indenture between HFS and First Trust of Illinois, National Association, dated February 28, 1996, relating to HFS's 4 3/4% Convertible















         Senior Notes due 2003, to implement the provisions of such Indentures which provide that such notes shall be convertible into shares of CUC Common Stock and not HFS Common Stock from and after the Effective Time.

                   SECTION 5.21. Transition Planning. Mr. Silverman and Mr. Forbes, as Chairmen of HFS and CUC, respectively, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be Chairman of his respective company for any reason, such person's successor as Chairman shall assume his predecessor's responsibilities under this Section 5.21.


                                    ARTICLE VI

                               CONDITIONS PRECEDENT

                   SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                   (a)  Stockholder Approvals.  Each of the HFS
         Stockholder Approval and the CUC Stockholder Approval shall have been obtained.

                   (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                   (c) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of HFS, CUC or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or (ii) will result in a violation of any laws, shall have been ob-
















         tained, all in form and substance reasonably satisfactory to HFS and CUC.

                   (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on HFS or CUC, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                   (e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of HFS and CUC to their respective stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

                   (f) NYSE Listing. The shares of CUC Common Stock issuable to HFS's stockholders as contemplated by Article II, the shares of CUC Common Stock issuable upon exercise of Adjusted Options pursuant to Section 5.6 and upon exercise of the options to purchase shares of CUC Common Stock granted pursuant to Section 5.17 and the shares of restricted CUC Common Stock issued pursuant to Section 5.17 shall have been approved for listing on the NYSE, subject to official notice of issuance.

                   (g) Pooling Letters. CUC and HFS shall have received letters from each of HFS's independent accountants and CUC's independent accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, in each case addressed to CUC and HFS, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

                   (h) Corporate Governance. CUC shall have taken all such actions as shall be necessary so that (i)














         the Certificate Amendment and By-Laws Amendment shall become effective not later than the Effective Time; (ii) the resolutions set forth as part of Exhibit B shall have been adopted, to be effective upon the Effective Time; and (iii) at the Effective Time, the composition of the CUC Board of Directors and the committees of such Board shall comply with the Restated Certificate, the Restated By-laws and Exhibit B hereof (assuming HFS has designated the HFS Directors and CUC has designated the CUC Directors, in each case as contemplated by Exhibit B).

                   SECTION 6.2. Conditions to Obligations of CUC. The obligation of CUC to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                   (a)  Representations and Warranties.  The
         representations and warranties of HFS set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on HFS; provided, that the representations and warranties of HFS set forth in Sections 3.1(i), (j)(iii), (j)(iv) and (j)(v) and
         (s) shall nonetheless be deemed true and correct at and as of the Closing Date regardless of changes therein caused by an acquisition permitted by 4.1(a)(iv) or by the incurrence of indebtedness permitted by 4.1(a)(vii), except to the extent that such changes have, or could reasonably be expected to have, a material adverse effect on HFS.

                   (b) Performance of Obligations of HFS. HFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                   (c) Tax Opinions. CUC shall have received from Wachtell, Lipton, Rosen & Katz, counsel to CUC, on a date immediately prior to the mailing of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates, to the effect that:















         (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and CUC and HFS will each be a party to such reorganization within the meaning of
         Section 368(b) of the Code; (ii) no gain or loss will be recognized by CUC or HFS as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of HFS upon the exchange of their shares of HFS Common Stock solely for shares of CUC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of CUC Common Stock; (iv) the aggregate tax basis of the shares of CUC Common Stock received solely in exchange for shares of HFS Common Stock pursuant to the Merger (including fractional shares of CUC Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of HFS Common Stock exchanged therefor; and (v) the holding period for shares of CUC Common Stock received in exchange for shares of HFS Common Stock pursuant to the Merger will include the holding period of the shares of HFS Common Stock exchanged therefor, provided such shares of HFS Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, counsel for CUC shall be entitled to rely upon representations of officers of CUC, HFS and stockholders of HFS substantially in the form of Exhibits D and E hereto.

                   (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to HFS.

                   SECTION 6.3. Conditions to Obligations of HFS. The obligation of HFS to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                   (a)  Representations and Warranties.  The
         representations and warranties of CUC set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse

















         effect on CUC; provided, that the representations and warranties of CUC set forth in Sections 3.2(i), (j)(iii),
         (j)(iv) and (j)(v) and (s) shall nonetheless be deemed true and correct at and as of the Closing Date regardless of changes therein caused by an acquisition permitted by 4.1(b)(iv) or by the incurrence of indebtedness permitted by 4.1(b)(vii), except to the extent that such changes have, or could reasonably be expected to have, a material adverse effect on CUC.

                   (b) Performance of Obligations of CUC. CUC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                   (c) Tax Opinions. HFS shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to HFS, on a date immediately prior to the mailing of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates, to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of
         Section 368(a) of the Code, and CUC and HFS will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by CUC or HFS as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of HFS upon the exchange of their shares of HFS Common Stock solely for shares of CUC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of CUC Common Stock; (iv) the aggregate tax basis of the shares of CUC Common Stock received solely in exchange for shares of HFS Common Stock pursuant to the Merger (including fractional shares or CUC Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of HFS Common Stock exchanged therefor; and (v) the holding period for shares of CUC Common Stock received in exchange for shares of HFS Common Stock pursuant to the Merger will include the holding period of the shares of HFS Common Stock exchanged therefor, provided such shares of HFS Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, counsel for HFS shall be entitled to rely upon representations of officers of CUC, HFS and stockholders of HFS substantially in the form of Exhibits D and E hereto.

















                   (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to CUC.

                   SECTION 6.4. Frustration of Closing Conditions. Neither CUC nor HFS may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                   SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(d) or 7.1(f)) whether before or after the HFS Stockholder Approval or the CUC Stockholder Approval:

                   (a)  by mutual written consent of CUC and HFS;

                   (b)  by either CUC or HFS:

                   (i) if the Merger shall not have been consummated by December 31, 1997, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of CUC or HFS having failed to receive all regulatory approvals required to be obtained with respect to the Merger.

                   (ii) if the HFS Stockholder Approval shall not have been obtained at an HFS Stockholders


















              Meeting duly convened therefor or at any adjournment or postponement thereof;

                   (iii) if the CUC Stockholder Approval shall not have been obtained at a CUC Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                   (iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this
              Section 7.1(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint;

                   (c) by CUC, if HFS shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by HFS or is not cured within 45 days of written notice thereof;

                   (d)  prior to receipt of the CUC Stockholder
         Approval, by CUC in accordance with Section 4.3(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, CUC shall have complied with all provisions contained in Section 4.3, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of
         Section 5.9;

                   (e) by HFS, if CUC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by CUC or is not cured within 45 days of written notice thereof; or

                   (f)  prior to receipt of the HFS Stockholder
         Approval, by HFS in accordance with Section 4.2(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effec-
















         tive, HFS shall have complied with all provisions of Section 4.2, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.9.

                   SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either HFS or CUC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CUC or HFS, other than the provisions of Section 3.1(o),
         Section 3.2(o), the last sentence of Section 5.4, Section 5.9, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termina-tion results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                   SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after the HFS Stockholder Approval or the CUC Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of HFS or CUC without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                   SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                   SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agree-















         ment pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of CUC or HFS, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.


                                   ARTICLE VIII

                                GENERAL PROVISIONS

                   SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                   SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)  if to CUC, to

                   CUC International Inc.
                   707 Summer Street
                   P.O. Box 10049
                   Stamford, Connecticut 06901
                   Telecopy No: (203) 348-4528
                   Attention:  General Counsel

                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52 Street
                   New York, New York 10019
                   Telecopy No.: (212) 403-1000
                   Attention:  Patricia Vlahakis
















                   (b)  if to HFS, to

                   HFS Incorporated
                   6 Sylvan Way
                   Parsippany, New Jersey 07054
                   Telecopy No. (201) 428-2280
                   Attention:  General Counsel

                   with a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   919 Third Avenue
                   New York, New York 10022
                   Telecopy No.:  (212) 735-2000
                   Attention:  David Fox


                   SECTION 8.3.  Definitions.  For purposes of this
         Agreement:

                   (a)  except for purposes of Section 5.11, an
         "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

                   (b) "material adverse change" or "material adverse effect" means, when used in connection with HFS or CUC, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; and the terms "material" and "materially" have correlative meanings;

                   (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

                   (d) a "subsidiary" of any person means another person, an amount of the voting securities, other














         voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person and includes, in the case of HFS, all corporations conducting the car rental operation of Avis Inc. (referred to as "ARAC" in HFS's Annual Report on Form 10-K for the year ended December 31, 1996) which are: Rental Car System Holdings, Inc. and its subsidiaries (including the corporate operations of Avis, Inc. and Prime Vehicles Trust, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance Ltd.); and

                   (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

                   SECTION 8.4. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or















         consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                   SECTION 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                   SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II,
         Section 5.6 and Section 5.8, are not intended to confer upon any person other than the parties any rights or remedies.

                   SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                   SECTION 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                   SECTION 8.9. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b)

















         agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

                   SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                   SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


































                   IN WITNESS WHEREOF, CUC and HFS have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                             CUC INTERNATIONAL INC.


                             By /s/ E. Kirk Shelton
                               E. Kirk Shelton
                               President and Chief Operating
                               Officer

                             HFS INCORPORATED


                             By /s/ Henry R. Silverman
                               Henry R. Silverman
                               Chairman and Chief Executive
                               Officer
































                                       -81-